Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the "Agreement") is made as of this 15th day of July, 2006 (the "Effective Date"), by and between David L. Gilbert, a natural person resident in Williamson County, TN and his heirs, assigns, executors, agents and representatives (“Gilbert”) on the one side, and CBRL Group, Inc. (together with its subsidiaries and affiliates, including Cracker Barrel Old Country Store, Inc. hereinafter referred to as “CBRL”) on the other;

W I T N E S S E T H:

WHEREAS, Gilbert has been employed as the Chief Administrative Officer of CBRL’s wholly-owned subsidiary, Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”); and

WHEREAS, Gilbert and CBRL are parties to that certain Employee Retention Agreement (the “Retention Agreement”) dated as of October 3, 2001; and

WHEREAS, pursuant to a management reorganization within CBRL and Cracker Barrel, Gilbert’s position has been terminated from his employment with Cracker Barrel and/or CBRL effective the Effective Date; and

WHEREAS, Cracker Barrel wishes to secure Gilbert’s continuing services for a period of time as a consultant; and

WHEREAS, it is the desire of Gilbert and CBRL to enter into this Agreement to resolve all matters arising out of or related to Gilbert's employment with CBRL and Cracker Barrel;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.    Termination of Employment: Consulting Agreement. This confirms that Gilbert, effective the Effective Date, resigned as an officer of Cracker Barrel and CBRL, as well as an officer or director of any subsidiary of Cracker Barrel. With the exception of the Employee Retention Agreement of October 3, 2001 as it relates to Gilbert, this Agreement supersedes any and all prior agreements with respect to Gilbert’s employment with Cracker Barrel or CBRL or any rights incident thereto, all of which are hereby wholly terminated and cancelled as of the Effective Date. The respective rights and obligations of the parties shall be governed hereafter by the terms of this Agreement.

For a period of time from the Effective Date through and including September 30, 2006 Cracker Barrel and Gilbert agree that he will serve as a consultant to

Cracker Barrel in all matters related to his prior employment as an officer with Cracker Barrel.

2.
2.1    Severance. In accordance with CBRL’s severance guidelines adopted by the Compensation and Stock Option Committee of CBRL’s Board of Directors, during the twelve (12) months following the Effective Date (the “Severance Period”), but subject to early termination pursuant to Section 10, CBRL will pay Gilbert the sum of Three Hundred Sixty-four Thousand and 00/100 Dollars ($364,000) less applicable deductions required by law, which shall be payable at the rate of Fifteen Thousand One-Hundred Sixty-six and 67/100 Dollars ($15,166.67), semi-monthly, beginning July 28, 2006, in accordance with CBRL’s regular payroll policies.

2.2.    FY06 Bonus: Gilbert shall receive his pro rata share (through July 15 2006) of any FY06 bonus paid pursuant to the terms of the Executive Team Bonus Plan if any such bonus is made to the FY06 Executive Team members; said bonus to be paid, if it all, at the same time other Executive Team bonus payments are made.

3.    Stock Options. All vested options may be exercised on or before the date that is ninety (90) days after September 30, 2006 in accordance with the provisions of CBRL’s stock option plan(s). Options granted will continue to vest through September 30, 2006 and options not vested by September 30, 2006 will be forfeited. Gilbert hereby relinquishes any right to exercise any rights or options that he has to acquire or purchase CBRL common stock other than the Vested Options, and, without limiting the foregoing, he specifically relinquishes the September 22, 2005 grant of Ten Thousand, Five Hundred Twenty-five (10,525) restricted shares of CBRL common stock, as of July 15, 2006. The terms and provisions of this Agreement shall supersede and control over any of the terms and provisions of any agreement between Gilbert and CBRL (or Cracker Barrel) with respect to any rights to receive or options to purchase CBRL’s common stock.

4.    Benefits and Other Matters.

4.1.    Cracker Barrel shall continue to provide all group health insurance benefits for Gilbert and his dependents at the same level as for other Cracker Barrel officers for the period ending September 30, 2006. Afterwards, upon payment of the appropriate premiums, Gilbert will have the right to continue his participation in CBRL's group health coverage plan under the applicable COBRA regulations.

4.2.    Gilbert may utilize CBRL’s outplacement services during the Severance Period.

4.3.    Gilbert will be reimbursed for any reasonable and pre-approved out-of-pocket expenses incurred through the Effective Date in accordance with CBRL's or Cracker Barrel’s travel and entertainment reimbursement guidelines, provided that request for reimbursement is made on or before thirty days after the Effective Date.

4.4.    Gilbert acknowledges that the consideration set forth in this Agreement is over and above any payment or benefits to which he is legally entitled absent this Agreement.

5.    Gilbert's Release. With the exception of all rights Gilbert may have arising from the Employee Retention Agreement dated October 3, 2001, Gilbert hereby generally releases and discharges CBRL and Cracker Barrel and each of their respective predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliated entities, divisions and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Company Group”) from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “claims”), which Gilbert ever had, now has, or may have against CBRL, Cracker Barrel, the Company Group or any one of them arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement. Gilbert’s release specifically includes, but is not limited to:

(a)	Any and all claims for wages and benefits including, without limitation, salary, stock, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

(b)	Any and all claims for wrongful discharge and breach of contract whether express or implied, and implied covenants of good faith and fair dealing;

(c)
Any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, and any and all claims for violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. §1981, the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626(f), the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act of 1993, as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, and the Tennessee Human Rights Act or any comparable statute;

(d)
Any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

(e)	Any and all claims for attorneys’ fees and costs; and

(f)	Any and all other claims for damages, including compensatory and punitive damages: and

(g)
CBRL also releases Gilbert from any and all claims it may have against him with regard to his employment, with the exception of criminal acts such as fraud and other criminal acts that may not be known to CBRL as of the Effective Date of this Agreement.

6.    Acknowledgment. The parties agree that neither of them have breached any oral or written contract that may have existed between them nor with respect to Gilbert’s employment or termination of employment have the parties violated any law, statute, rule regulation or ordinance of any governmental authority relating to employment. Gilbert acknowledges that the payments and other consideration paid hereunder can not and shall not be construed as any admission of liability or wrongdoing on the part of either CBRL or any member of the Company Group. Likewise, CBRL acknowledges that nothing in this Agreement should be construed as an admission of liability or wrongdoing on the part of Gilbert. Gilbert understands that the release set forth in this Agreement extends to all of the aforementioned claims and potential claims which arose on or before the date of the execution of this Agreement, whether now known or unknown, suspected or unsuspected, and his participation as a member of any class asserting any such claims, and that this acknowledgement and release constitute essential terms of this Agreement. CBRL likewise acknowledges that the release set forth in this Agreement extends to all claims and potential claims which arose on or before the date of the execution of this Agreement, whether known or unknown, suspected or unsuspected, except as noted herein, and that this acknowledgement and release constitutes essential terms of this Agreement. The parties understand and acknowledge the significance and consequence of this Agreement and of each specific release and waiver, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

7.    Reinstatement. Gilbert hereby waives any right or claim he may have to employment, re-instatement, re-assignment or re-employment with CBRL, Cracker Barrel or any other member of the Company Group. Mr. Gilbert is listed as eligible for rehire, as of July 15th, 2006. Gilbert's acknowledgement and agreement as to these matters are material inducements for CBRL's making certain other of its agreements including, without limitation, the payments in Section 2.

8.    Publicity; No Disparaging Statements.

8.1.    Gilbert agrees that he shall not make or authorize any disparaging communications with respect to, or take any actions detrimental to the interests of, CBRL, Cracker Barrel, any member of the Company Group or any of their respective officers, directors or employees, past or present, as further defined in

Sections 8 and 9 in their entirety. To the extent that the foregoing prohibition might be applicable, it is not intended to prevent Gilbert from giving testimony pursuant to compulsory process of law.

8.2.    At any time following the Effective Date, CBRL shall not make any public statements, announcements or disclosures, except as may be required by law, of any information detrimental to Gilbert. The determination whether any disclosure is required by law shall be made by a court of competent jurisdiction.

9.    Business Protection Provisions.

9.1    Preamble. As a material inducement to CBRL to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Gilbert gained from his employment with Cracker Barrel, Gilbert warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 9 and all sub-sections thereof.

9.2    Definitions. For purposes of this Section 9 and all sub-sections thereof, the following terms shall have the following meanings:

(a)
"Competitive Position" shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Gilbert and any person or Entity engaged wholly or in material part in the restaurant or retail business that is the same or similar to that in which CBRL, Cracker Barrel or any of their respective subsidiaries or affiliates (collectively the "CBRL Entities") is engaged whereby Gilbert is required to or does perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Gilbert participated or that he directed or oversaw while employed by Cracker Barrel. The following companies and concepts are the only ones that would be deemed the same or similar to CBRL Entities and/ or the businesses in which the CBRL Entities are engaged: O’Charley’s, Ruby Tuesday’s, Bob Evans, Applebee's International, International House of Pancakes, and Denny’s.

(b)
"Confidential Information" shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the CBRL Entities, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to any of the CBRL Entities and the details of which are not generally known to the competitors of the CBRL Entities. Confidential Information shall also include: any items that any of the CBRL Entities have marked "CONFIDENTIAL" or some similar designation or are otherwise identified as being confidential.

(c)
"Entity" or "Entities" shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)
"Restricted Period" shall mean the twelve (12) month period following the Effective Date; provided, however that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the twelve (12) month period following the Effective Date that Gilbert is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Section 9 or any sub-sections thereof, the purpose of this provision being to secure for the benefit of CBRL and Cracker Barrel the entire Restricted Period being bargained for by CBRL for the restrictions upon Gilbert's activities.

(e)	"Territory" shall mean each of the United States of America.

(f)
"Trade Secrets" shall mean information or data of or about any of the CBRL Entities, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs (e.g., advertising or promotional schedules), devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a "trade secret" under applicable law.

(g)
"Work Product" shall mean all tangible work product (e.g., menus, advertising materials), property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the CBRL Entities that were conceived, discovered, created, written, revised or developed by Gilbert during the term of his employment with Cracker Barrel.

9.3  Nondisclosure; Ownership of Proprietary Property.

(a)
In recognition of the need of the CBRL Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Gilbert hereby covenants and agrees that Gilbert shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the CBRL Entities and shall not, for a period of two (2) years, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process.

(b)
Gilbert shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify CBRL of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Gilbert becomes aware. Gilbert shall assist the CBRL Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(c)
All Work Product shall be owned exclusively by the CBRL Entities. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C. §§ 101 et seq., as amended), and Gilbert hereby unconditionally and irrevocably transfers and assigns to the applicable CBRL Entity all right, title and interest Gilbert currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Gilbert agrees to execute and deliver to the applicable CBRL Entity any transfers, assignments, documents or other instruments which CBRL may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable CBRL Entity.

(d)
Gilbert also recognizes that all writings, illustrations, drawings and other similar materials which embody or otherwise contain Trade Secrets, Confidential Information or Work Product that any CBRL Entity may have produced during his employment or which may have been given to Gilbert in connection with his employment are the property of CBRL and/or Cracker Barrel, and it is Gilbert's obligation to immediately return any such materials to CBRL and/or Cracker Barrel, as the case may be.

9.4    Non-Interference With Executives; Non-solicitation of Employees.

    Gilbert recognizes and acknowledges that, as a result of his employment by Cracker Barrel, he has become familiar with and has acquired knowledge of confidential information and certain other information regarding the other executives and employees of the CBRL Entities. Therefore, Gilbert agrees that, during the Restricted Period, Gilbert shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the CBRL Entities to end his/her employment with a CBRL Entity or to violate any confidentiality, non-competition or employment agreement that such person may have with a CBRL
    Entity or any policy of any CBRL Entity. Furthermore, neither Gilbert nor any person acting in concert with Gilbert nor any of Gilbert's affiliates shall, during the Restricted Period, employ any person who has been an employee of any CBRL Entity unless that person has ceased to be an employee of the CBRL
    Entities for at least six (6) months. Gilbert also shall not communicate in any manner whatsoever, whether directly or indirectly, with any employee of a CBRL
    Entity on the topic of the individual's employment with a CBRL Entity, his or her plans for employment in the future, or his or her employment with any other entity, other than to say Gilbert is unable to engage in any discussions,

9.5
Non-Competition; Standstill. Gilbert covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Restricted Period as limited and set forth in Section 9.2(a). Gilbert further agrees that, during the Restricted Period, he will not in any manner (i) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants, or options to acquire any securities) or property (including the stock or assets of any of CBRL’s subsidiaries) of CBRL (other than property transferred in the ordinary course of CBRL's business), unless such acquisition, agreement, or making of a proposal shall have been expressly first approved by (or in the case of a proposal, expressly first invited by) CBRL's Board of Directors, (ii) solicit proxies from CBRL’s shareholders or otherwise seek to influence or control the management or policies of CBRL or any of its affiliates or subsidiaries, or (iii) assist (including by knowingly providing or arranging financing for that purpose) any other person or Entity in doing any of the foregoing. Gilbert and CBRL recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of CBRL due to Gilbert's status and reputation in the industry and the knowledge to be acquired by Gilbert through his association with CBRL’s and Cracker Barrel's business and the public's close identification of Gilbert with Cracker Barrel and Cracker Barrel with Gilbert. Further, Gilbert acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. Gilbert acknowledges and understands that, as

               Consideration for his executionof this Agreement and his agreement with the terms of this covenant not to compete, Gilbert will receive severance and other benefits from CBRL in accordance with this Agreement.

9.6.
CBRL specifically acknowledges and agrees that the disclosures made by Gilbert on Exhibit “A”, attached hereto, do not violate any term or condition of this Agreement, and that any claim CBRL potentially has or had arising out of this disclosure is specifically released.

10.    Remedies. Gilbert understands and acknowledges that his violation of Section 8.1 or Section 9 or any sub-section thereof may cause irreparable harm to CBRL and Cracker Barrel and CBRL entities may be entitled to seek injunction injunctive relief by any court of competent jurisdiction enjoining and restraining Gilbert from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting CBRL from pursuing any remedies available to it for any breach or threatened breach of Section 8.1 or Section 9 or any sub-section thereof, including, without limitation, the recovery of damages from Gilbert or any person or entity acting in concert with Gilbert. If any part of Section 8.1 or Section 9 or any sub-section thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain payments under this Agreement are being agreed to in reliance upon Gilbert's compliance with Sections 8.1 and 9, in the event of a breach of Gilbert of any of the provisions of Section 8.1 or Section 9 or any sub-sections thereof, damages to CBRL would be difficult to determine and, in the event of such breach by Gilbert: the Severance Period shall immediately terminate without any action on the part of CBRL and CBRL shall be released from its obligations (a) to make any further payments to Gilbert under Section 2 hereof and (b) under Section 8.2 hereof. If CBRL brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, CBRL, if it prevails, shall be entitled to recover its reasonable attorneys’ fees in addition to costs and necessary disbursements otherwise recoverable. Cracker Barrel may seek equitable relief in any federal or state court in Middle Tennessee and Cracker Barrel and Gilbert hereby submit to jurisdiction in those courts.

11.    No Admissions. Neither the execution of this Agreement by CBRL nor the terms hereof constitutes an admission by CBRL, or by any agent or employee of CBRL or the Company Group, of liability or unlawful conduct in any manner. Likewise, Gilbert’s execution of this Agreement nor its terms constitute an admission by him of any liability or unlawful conduct.

12.    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In addition, although not a party to this Agreement, Cracker Barrel is an intended third party beneficiary of this Agreement and entitled to enforce against Gilbert any of the provisions of this Agreement.

13.    Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

14.    Advice of Counsel; Revocation Period. Gilbert represents and warrants:

(a)
That he has had up to twenty-one (21) days to consider this Agreement, and has decided to enter into it; signing prior to the expiration of the twenty-one (21) day period constitutes a waiver of his right to the additional time period;

(b)	That he has carefully read this Agreement, and understands its contents, meaning and intent;

(c)	That, understanding this document, he has freely and voluntarily executed it with the advice of counsel aforesaid, without compulsion, coercion or duress; and

(d)
That he has seven (7) days following his execution of this Agreement to revoke his acceptance of the Agreement, and that the Agreement will not become effective until the revocation period has expired. If he wishes to revoke this Agreement, he must notify N.B. Forrest Shoaf, Senior Vice President, General Counsel and Secretary, CBRL Group, Inc., Lebanon, TN 37086, in writing within seven (7) days following the execution of this Agreement; and

(e)
Gilbert understands and acknowledges that the Agreement is a legally binding release, and that seven (7) days after he signs it, unless revoked during the seven (7) day revocation period in this Section, that he will be barred from seeking or obtaining, directly or indirectly, any relief or recovery of any kind for or based on any of the claims released and forever discharged in this Agreement.

15.    Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement signed by both of the parties hereto.

16.    Governing Law. This Agreement shall be governed by the laws of the State of Tennessee without regard to the conflict of law principles of any jurisdiction.

17.    Legally Binding. The terms of this Agreement contained herein are contractual and not mere recitals.

IN WITNESS WHEREOF, the parties acknowledging that they are acting of their own free will have voluntarily caused the execution of this Agreement as of this day and year written below.

GILBERT ACKNOWLEDGES THAT HE HAS HAD A REASONABLE PERIOD OF TIME TO READ AND CONSIDER THIS AGREEMENT, THAT HAS HE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ANY AND ALL KNOWN AND UNKNOWN CLAIMS.

                                          _/s/ David L. Gilbert_________________________
                           David L. Gilbert

                     Date: August 11, 2006

                                 CBRL GROUP, INC.
                                            By:_/s/ Michael A. Woodhouse__     _____________
                    Title: Chairman, President and Chief Executive Officer

                    Date: August 14, 2006

Exhibit A

    Exhibit A to this Agreement has been excluded due to immateriality.